SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
          1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 0-9976

                               Arch Petroleum Inc.
             (Exact name of registrant as specified in its charter)

                                777 Taylor Street
                                   Suite II-A
                             Fort Worth, Texas 76102
                                 (817) 429-0691
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.01 Per Share
                    -----------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                    ------------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]                Rule 12h-3(b)(1)(ii)  [  ]
      Rule 12g-4(a)(1)(ii)  [  ]               Rule 12h-3(b)(2)(i)   [  ]
      Rule 12g-4(a)(2)(i)   [  ]               Rule 12h-3(b)(2)(ii)  [  ]
      Rule 12g-4(a)(2)(ii)  [  ]               Rule 15d-6            [  ]
      Rule 12h-3(b)(1)(i)   [  ]

               Approximate number of holders of record as of the
                     certification or notice date: one (1)

       Pursuant to the requirements of the Securities Exchange Act of 1934
            Arch Petroleum Inc. has caused this certification/notice
      to be signed on its behalf by the undersigned duly authorized person.

DATE:  August 17, 1998              By:       /s/ Gerald Morton
                                          --------------------------------------
                                    Name:  Gerald Morton
                                    Title:  Vice President-Law and Corporate
                                            Secretary



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